Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEXTCURE, INC.

May 3, 2019

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), NextCure, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1.             The name of the Corporation is NextCure, Inc. The Corporation was incorporated pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 3, 2015. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 29, 2015 (the “Restated Certificate”). Certificates of Amendment to the Restated Certificate were filed with the Secretary of State of the State of Delaware on April 5, 2018 and July 24, 2018. The second Amended and Restated Certificate of Incorporation of the Corporation (the “Second Restated Certificate”) was filed with the Secretary of State of the State of Delaware on November 5, 2018.

2.             This Certificate of Amendment to the Second Restated Certificate (this “Amendment”) amends a provision of the Second Restated Certificate, and has been duly adopted by the Board of Directors of the Corporation and by written consent of the holders of the outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Sections 228 and 242 and all other applicable provisions of the DGCL.

3.             This Amendment amends the Second Restated Certificate by inserting the following paragraph at the end of the first paragraph of Article FOURTH of the Second Restated Certificate:

“Effective upon the filing of a Certificate of Amendment on May 3, 2019 with the Secretary of State of the State of Delaware (the “Effective Time”), each 8.0338 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without the necessity of any further action on the part of the respective holders thereof, be changed, reclassified and combined into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) in an amount equal to the product of (a) the fair market value (as determined by the Board of Directors of the Corporation) of one whole share of Common Stock (after giving effect to the Reverse Stock Split) and (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above. Notwithstanding the foregoing, the par value of each share of Common Stock will not be adjusted in connection with the Reverse Stock Split.”

4.             This Amendment amends the Second Restated Certificate by correcting Section 5.1.1 of Article FOURTH the Second Restated Certificate to read as follows:

5.1.1  Trigger Events.  Upon either (a) the closing of a Qualified IPO or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Required Majority (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective applicable conversion rate as calculated pursuant to Sections 4.1.1 and 4.1.2 and (ii) such shares may not be reissued by the Corporation.

5.             All other provisions of the Second Restated Certificate shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 3rd day of May, 2019.

NextCure, Inc.

By:	/s/ Michael Richman
Name:	Michael Richman
Title:	President and Chief Executive Officer